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                                                                  Exhibit (d)(5)

                              ASSUMPTION AGREEMENT

         This assumption agreement (the "Agreement") is made as of this ____ day of August, 2000 by and between Trustmark Registered Investment Adviser, Inc., a corporation ("Trustmark Adviser "), Trustmark National Bank, N.A., a national banking association, ("Trustmark Bank") and Performance Funds Trust, a Delaware business trust registered as an investment company under the Investment Company Act of 1940, as amended ("Performance Funds").

         WHEREAS, Trustmark Bank and Performance Funds, are parties to a Master Investment Advisory Contract dated as of May 19, 1992, as amended (the "Advisory Contract"); and

         WHEREAS, Trustmark Adviser wishes to assume Trustmark Bank's duties and obligations under the Advisory Contract.

         NOW, THEREFORE, based on the foregoing, the parties agree as follows:

                  1. Assumption. Trustmark Adviser , intending to be legally bound, hereby agrees to assume and perform all duties and obligations of Trustmark Bank under the Advisory Contract.

                  2. Guaranty and Indemnity. Trustmark Bank hereby irrevocably and unconditionally guarantees to Performance Funds the full performance of all of the obligations of Trustmark Adviser under the provisions of the Advisory Contract hereby assumed by Trustmark Adviser .

                           Trustmark Bank agrees to indemnify, defend and hold harmless the Performance Funds from and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by Trustmark Adviser of any obligation of the Advisory Contract hereby assumed by Trustmark Adviser .

                           Trustmark Bank hereby waives any requirement that Trustmark Funds exhaust any right or remedy or proceed or take any action against Trustmark Adviser or any other person or entity before exercising any right or remedy against Trustmark Bank under this Agreement.

                           The obligations of Trustmark Bank hereunder are absolute and unconditional. Trustmark Bank's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in full force and effect until all of the obligations hereby assumed by Trustmark Adviser shall have been satisfied in full.
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         IN WITNESS WHEREOF, Trustmark Adviser , Trustmark Bank and Performance
Funds hereby execute this Agreement as of the day and year first above written.


                                   TRUSTMARK REGISTERED INVESTMENT ADVISER, INC.

                                   By:
                                            ------------------------------------
                                   Name:
                                   Title:   President


                                   TRUSTMARK NATIONAL BANK, N.A.

                                   By:
                                            ------------------------------------
                                   Name:
                                   Title:


                                   PERFORMANCE FUNDS TRUST

                                   By:
                                            ------------------------------------
                                   Name:    Walter B. Grimm
                                   Title:   President